Exhibit 99.1

Microsoft Cloud Strength Highlights Fourth Quarter Results

Commercial cloud annualized revenue run rate exceeds $12.1 billion

REDMOND, Wash. — July 19, 2016 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2016:

•	Revenue was $20.6 billion GAAP, and $22.6 billion non-GAAP
•	Operating income was $3.1 billion GAAP, and $6.2 billion non-GAAP
•	Net income was $3.1 billion GAAP, and $5.5 billion non-GAAP
•	Diluted earnings per share was $0.39 GAAP, and $0.69 non-GAAP

“This past year was pivotal in both our own transformation and in partnering with our customers who are navigating their own digital transformations,” said Satya Nadella, chief executive officer at Microsoft. “The Microsoft Cloud is seeing significant customer momentum and we’re well positioned to reach new opportunities in the year ahead.”

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP financial results. Microsoft has provided this non-GAAP financial information to aid investors in better understanding the company’s performance. Additional information regarding non-GAAP definitions is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,

($ in millions, except per share amounts)	Revenue	Operating Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) per Share
2015 As Reported (GAAP)	$22,180	$(2,053)	$(3,195)	$(0.40)
Impairment, Integration, and Restructuring Expenses	-	8,438	8,262	1.02
2015 As Adjusted (non-GAAP)	$22,180	$6,385	$5,067	$0.62
2016 As Reported (GAAP)	$20,614	$3,080	$3,122	$0.39
Net Impact from Windows 10 Revenue Deferrals	2,028	2,028	1,467	0.19
Impairment, Integration, and Restructuring Expenses	-	1,110	895	0.11
2016 As Adjusted (non-GAAP)	$22,642	$6,218	$5,484	$0.69
Percentage Change Y/Y (GAAP)	(7)%	*	*	*
Percentage Change Y/Y (non-GAAP)	2%	(3)%	8%	11%
Percentage Change Y/Y (non-GAAP) Constant Currency	5%	6%	23%	27%

* Not meaningful

During the quarter, Microsoft returned $6.4 billion to shareholders in the form of share repurchases and dividends.

The current quarter effective tax rate reflected a favorable mix of our income between the U.S. and foreign countries, as well as benefits associated with distributions from foreign affiliates. As such, the GAAP and non-GAAP tax rates were 7% and 15%, respectively.

“This fiscal year we invested in innovation and expanded our market presence in key product areas and geographies,” said Amy Hood, executive vice president and chief financial officer at Microsoft. “I am pleased with the execution from our sales teams and partners this quarter who delivered a strong finish to the fiscal year.”

Revenue in Productivity and Business Processes grew 5% (up 8% in constant currency) to $7.0 billion, with the following business highlights:

•	Office commercial products and cloud services revenue grew 5% (up 9% in constant currency) driven by Office 365 commercial revenue growth of 54% (up 59% in constant currency)
•	Office consumer products and cloud services revenue grew 19% (up 18% in constant currency) with Office 365 consumer subscribers increasing to 23.1 million
•	Dynamics products and cloud services revenue grew 6% (up 7% in constant currency) with Dynamics CRM Online paid seats growing more than 2.5x year-over-year

Revenue in Intelligent Cloud grew 7% (up 10% in constant currency) to $6.7 billion, with the following business highlights:

•	Server products and cloud services revenue increased 5% (up 8% in constant currency) driven by double-digit annuity revenue growth
•	Azure revenue grew 102% (up 108% in constant currency) with Azure compute usage more than doubling year-over-year
•	Enterprise Mobility customers nearly doubled year-over-year to over 33,000, and the installed base grew nearly 2.5x year-over-year

Revenue in More Personal Computing declined 4% (down 2% in constant currency) to $8.9 billion, with the following business highlights:

•	Windows OEM non-Pro revenue grew 27% (up 27% in constant currency), outpacing the consumer PC market, and Windows OEM Pro revenue grew 2% (up 2% in constant currency)
•	Surface revenue increased 9% (up 9% in constant currency) driven by Surface Pro 4 and Surface Book
•	Phone revenue declined 71% (down 70% in constant currency)
•	Xbox Live monthly active users grew 33% year-over-year to 49 million
•	Search advertising revenue excluding traffic acquisition costs grew 16% (up 17% in constant currency) with continued benefit from Windows 10 usage

Fiscal Year 2016 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2016:

•	Revenue was $85.3 billion GAAP, and $92.0 billion non-GAAP
•	Operating income was $20.2 billion GAAP, and $27.9 billion non-GAAP
•	Net income was $16.8 billion GAAP, and $22.3 billion non-GAAP
•	Diluted earnings per share was $2.10 GAAP, and $2.79 non-GAAP

The following table reconciles our financial results reported in accordance with GAAP to non-GAAP financial results. Microsoft has provided this non-GAAP financial information to aid investors in better understanding the company’s performance. The items included in our non-GAAP presentation have changed this quarter to reflect the recent Securities and Exchange Commission (“SEC”) Compliance & Disclosure Interpretations (“C&DIs”). Additional information regarding non-GAAP definitions is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,

($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2015 As Reported (GAAP)	$93,580	$18,161	$12,193	$1.48
Impairment, Integration, and Restructuring Expenses	-	10,011	9,494	$1.15
2015 As Adjusted (non-GAAP)	$93,580	$28,172	$21,687	$2.63
2016 As Reported (GAAP)	$85,320	$20,182	$16,798	$2.10
Net Impact from Windows 10 Revenue Deferrals	6,643	6,643	4,635	0.58
Impairment, Integration, and Restructuring Expenses	-	1,110	895	0.11
2016 As Adjusted (non-GAAP)	$91,963	$27,935	$22,328	$2.79
Percentage Change Y/Y (GAAP)	(9)%	11%	38%	42%
Percentage Change Y/Y (non-GAAP)	(2)%	(1)%	3%	6%

The current year GAAP and non-GAAP effective tax rates were 15% and 19%, respectively.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, John Seethoff, deputy general counsel and corporate secretary, and Chris Suh, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 19, 2017.

“As Adjusted” Financial Results and non-GAAP Measures

During fiscal year 2016, GAAP revenue, operating income, net income, and diluted earnings per share include the net impact from Windows 10 revenue deferrals. During fiscal year 2016 and fiscal year 2015, GAAP operating income, net income, and diluted earnings per share include impairment, integration, and restructuring expenses. These items are defined below. In addition to these financial results reported in accordance with GAAP, Microsoft has provided certain non-GAAP financial information to aid investors in better understanding the company’s performance. Presenting these non-GAAP measures gives additional insight into operational performance and helps clarify trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. With respect to our non-GAAP measures related to Windows 10 revenue we believe these measures bridge investor information and minimize potential confusion during the brief period between the time Windows 10 revenue recognition moved from upfront to ratable, and the adoption of the new revenue standard, when Windows 10 will again be recognized predominantly upfront. The net change in Windows 10 revenue from period to period is indicative of the net change in revenue we expect from adoption of the new revenue standard. These non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Non-GAAP Definitions

Net Impact from Windows 10 Revenue Deferrals. Microsoft recorded net revenue deferrals of $2.0 billion during the three months ended June 30, 2016 and net revenue deferrals of $6.6 billion during the twelve months ended June 30, 2016, related to Windows 10.

With the launch of Windows 10 in July 2015, Windows 10 customers receive future versions and updates at no additional charge. Under current revenue recognition accounting guidance, when standalone software is sold with future upgrade rights, revenue must be deferred over the life of the computing device on which it is installed. This is different from prior versions of Windows, which were sold without upgrade rights, where all revenue from original equipment manufacturer (“OEM”) customers was recognized at the time of billing, i.e., upfront.

When Microsoft adopts the new revenue standard, predominately all Windows OEM revenue will be recognized at the time of billing, which is similar to the revenue recognition for prior versions of Windows. Additional information regarding the new revenue standard is provided below. Microsoft reflects the recognition of Windows 10 revenue at the time of billing in “As Adjusted (non-GAAP)” revenue to provide comparability during the short period of time where Windows 10 will be recognized over the estimated life of a device, i.e., ratable, rather than at the time of billing.

Impairment, Integration and Restructuring Expenses. During the fourth quarter of fiscal year 2016, restructuring and related impairment expenses were $1.1 billion. Microsoft recorded $630 million of asset impairment charges which reflected the performance of our phone business, and $480 million of restructuring charges primarily related to our previously announced phone business restructuring plans.

During the fourth quarter of fiscal year 2015, impairment, integration, and restructuring expenses were $8.4 billion. Microsoft recorded $7.5 billion of goodwill and asset impairment charges related to our phone business, and $940 million of integration and restructuring expenses primarily related to our phone business restructuring plans.

For fiscal year 2015, impairment, integration, and restructuring expenses were $10.0 billion. Microsoft recorded $7.5 billion of goodwill and asset impairment charges related to the phone business, and $2.5 billion of integration and restructuring expenses primarily related to our phone business restructuring plans.

New Revenue Standard

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new standard related to revenue recognition. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued several amendments to the standard, including clarification on accounting for licenses of intellectual property and identifying performance obligations.

The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). We currently anticipate adopting the standard using the full retrospective method to restate each prior reporting period presented.

The new standard will be effective for us beginning July 1, 2018, and adoption as of the original effective date of July 1, 2017 is permitted. We currently anticipate early adoption of the new standard effective July 1, 2017. Our ability to early adopt using the full retrospective method is dependent on system readiness, including software procured from third-party providers, and the completion of our analysis of information necessary to restate prior period financial statements.

We anticipate this standard will have a material impact on our consolidated financial statements. While we are continuing to assess all potential impacts of the standard, we currently believe the most significant impact relates to our accounting for software license revenue. We expect revenue related to hardware, cloud offerings, and professional services to remain substantially unchanged. Specifically, under the new standard we expect to recognize Windows 10 revenue predominantly upfront rather than ratably over the life of the related device. We also expect to recognize license revenue upfront rather than over the subscription period from certain multi-year commercial software subscriptions that include both software licenses and software assurance. Due to the complexity of certain of our commercial license subscription contracts, the actual revenue recognition treatment required under the standard will be dependent on contract-specific terms, and may vary in some instances from upfront recognition.

We currently believe the net change in Windows 10 revenue from period to period is indicative of the net change in revenue we expect from the adoption of the new standard.

Constant Currency

Microsoft presents constant currency information to provide a non-GAAP framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period non-GAAP results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. The non-GAAP financial measures presented below should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. All growth comparisons relate to the corresponding period in the last fiscal year.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) per Share
2015 As Reported (GAAP)	$22,180	$(2,053)	$(3,195)	$(0.40)
2015 As Adjusted (non-GAAP)	$22,180	$6,385	$5,067	$0.62
2016 As Reported (GAAP)	$20,614	$3,080	$3,122	$0.39
2016 As Adjusted (non-GAAP)	$22,642	$6,218	$5,484	$0.69
Percentage Change Y/Y (GAAP)	(7)%	*	*	*
Percentage Change Y/Y (non-GAAP)	2%	(3)%	8%	11%
Constant Currency Impact	$(596)	$(575)	$(764)	$(0.10)
Percentage Change Y/Y (non-GAAP) Constant Currency	5%	6%	23%	27%

* Not meaningful

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2015 As Reported (GAAP)	$6,661	$6,296	$9,243
2016 As Reported (GAAP)	$6,969	$6,711	$8,897
Percentage Change Y/Y (GAAP)	5%	7%	(4)%
Constant Currency Impact	$(249)	$(215)	$(133)
Percentage Change Y/Y (non-GAAP) Constant Currency	8%	10%	(2)%

Selected Product Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y (non-GAAP) Constant Currency
Office commercial products and cloud services	5%	4%	9%
Office 365 commercial	54%	5%	59%
Office consumer products and cloud services	19%	(1)%	18%
Dynamics products and cloud services	6%	1%	7%
Server products and cloud services	5%	3%	8%
Azure	102%	6%	108%
Windows OEM non-Pro	27%	0%	27%
Windows OEM Pro	2%	0%	2%
Surface	9%	0%	9%
Phone	(71)%	1%	(70%)
Search advertising excluding traffic acquisition costs	16%	1%	17%

Reconciliation of GAAP and Non-GAAP Effective Tax Rates

The following table provides a reconciliation of the GAAP and non-GAAP effective tax rates for the current quarter and current year:

	Effective Tax Rate

	Three Months Ended June 30,	Twelve Months Ended June 30,
2016 As Reported (GAAP)	7%	15%
Net Impact from Windows 10 Revenue Deferrals	5%	4%
Impairment, Integration, and Restructuring Expenses	3%	0%
2016 As Adjusted (non-GAAP)	15%	19%

Commercial Cloud Annualized Revenue Run Rate

Commercial cloud annualized revenue run rate is calculated by taking revenue in the final month of the quarter multiplied by twelve for Office 365 commercial, Azure, Dynamics Online, and other cloud properties.

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world and its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of Microsoft’s markets;

•	increasing focus on services presents execution and competitive risks;

•	significant investments in new products and services that may not be profitable;

•	acquisitions, joint ventures, and strategic alliances may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	Microsoft’s continued ability to protect and earn revenues from its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	cyber-attacks and security vulnerabilities in Microsoft products and services that could reduce revenue or lead to liability;

•	disclosure of personal data that could cause liability and harm to Microsoft’s reputation;

•	outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	government litigation and regulation that may limit how Microsoft designs and markets its products;

•	potential liability under trade protection and anti-corruption laws resulting from our international operations;

•	laws and regulations relating to the handling of personal data may impede the adoption of our services or result in increased costs, legal claims, or fines against us;

•	Microsoft’s ability to attract and retain talented employees;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	Microsoft’s hardware and software products may experience quality or supply problems;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	catastrophic events or geo-political conditions may disrupt our business; and

•	adverse economic or market conditions may harm our business.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of July 19, 2016. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Chris Suh, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015

Revenue

Product	$13,988	$17,364	$61,502	$75,956

Service and other	6,626	4,816	23,818	17,624

Total revenue	20,614	22,180	85,320	93,580

Cost of revenue

Product	3,776	4,450	17,880	21,410

Service and other	4,203	3,018	14,900	11,628

Total cost of revenue	7,979	7,468	32,780	33,038

Gross margin	12,635	14,712	52,540	60,542

Research and development	3,146	3,094	11,988	12,046

Sales and marketing	3,998	3,961	14,697	15,713

General and administrative	1,301	1,272	4,563	4,611

Impairment, integration, and restructuring	1,110	8,438	1,110	10,011

Operating income (loss)	3,080	(2,053)	20,182	18,161

Other income (expense), net	267	297	(431)	346

Income (loss) before income taxes	3,347	(1,756)	19,751	18,507

Provision for income taxes	225	1,439	2,953	6,314

Net income (loss)	$3,122	$(3,195)	$16,798	$12,193

Earnings (loss) per share:

Basic	$0.40	$(0.40)	$2.12	$1.49

Diluted	$0.39	$(0.40)	$2.10	$1.48

Weighted average shares outstanding:

Basic	7,842	8,061	7,925	8,177

Diluted	7,929	8,061	8,013	8,254

Cash dividends declared per common share	$0.36	$0.31	$1.44	$1.24

Note: Service revenue exceeded 10% of total revenue for the first time in fiscal year 2016. As a result, we have separately disclosed product revenue from service and other revenue in our consolidated income statements.

Product revenue includes sales from operating systems; cross-device productivity applications; server applications; business solution applications; desktop and server management tools; software development tools; video games; hardware such as PCs, tablets, gaming and entertainment consoles, phones and other intelligent devices and related accessories; training and certification of computer system integrators and developers.

Service and other revenue includes sales from cloud-based solutions that provide customers with software, services, platforms, and content such as Office 365, Azure, Dynamics CRM Online, and Xbox Live; solution support; and consulting services. Service and other revenue also includes sales from online advertising.

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015

Net income (loss)	$3,122	$(3,195)	$16,798	$12,193

Other comprehensive income (loss):

Net unrealized gains (losses) on derivatives (net of tax effects of $(10), $(11), $(12), and $20)	39	(408)	(238)	559

Net unrealized losses on investments (net of tax effects of $(84), $(39), $(121), and $(197))	(162)	(67)	(228)	(362)

Translation adjustments and other (net of tax effects of $(15), $(448), $(33), and $16)	(180)	(474)	(519)	(1,383)

Other comprehensive loss	(303)	(949)	(985)	(1,186)

Comprehensive income (loss)	$2,819	$(4,144)	$15,813	$11,007

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	June 30, 2016	June 30, 2015

Assets
Current assets:

Cash and cash equivalents	$6,510	$5,595

Short-term investments (including securities loaned of $204 and $75)	106,730	90,931

Total cash, cash equivalents, and short-term investments	113,240	96,526

Accounts receivable, net of allowance for doubtful accounts of $426 and $335	18,277	17,908

Inventories	2,251	2,902

Other	5,892	5,461

Total current assets	139,660	122,797

Property and equipment, net of accumulated depreciation of $19,800 and $17,606	18,356	14,731

Equity and other investments	10,431	12,053

Goodwill	17,872	16,939

Intangible assets, net	3,733	4,835

Other long-term assets	3,642	3,117

Total assets	$193,694	$174,472

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$6,898	$6,591

Short-term debt	12,904	4,985

Current portion of long-term debt	0	2,499

Accrued compensation	5,264	5,096

Income taxes	580	606

Short-term unearned revenue	27,468	23,223

Securities lending payable	294	92

Other	5,949	6,555

Total current liabilities	59,357	49,647

Long-term debt	40,783	27,808

Long-term unearned revenue	6,441	2,095

Deferred income taxes	696	1,295

Other long-term liabilities	14,420	13,544

Total liabilities	121,697	94,389

Commitments and contingencies

Stockholders’ equity:

Common stock and paid-in capital - shares authorized 24,000; outstanding 7,808 and 8,027	68,178	68,465

Retained earnings	2,282	9,096

Accumulated other comprehensive income	1,537	2,522

Total stockholders’ equity	71,997	80,083

Total liabilities and stockholders’ equity	$193,694	$174,472

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015

Operations

Net income (loss)	$3,122	$(3,195)	$16,798	$12,193

Adjustments to reconcile net income (loss) to net cash from operations:

Goodwill and long-lived asset impairment	630	7,498	630	7,498

Depreciation, amortization, and other	1,910	1,493	6,622	5,957

Stock-based compensation expense	664	654	2,668	2,574

Net recognized gains on investments and derivatives	(439)	(264)	(223)	(443)

Deferred income taxes	(625)	(644)	(448)	224

Deferral of unearned revenue	21,006	16,687	57,072	45,072

Recognition of unearned revenue	(13,004)	(11,573)	(48,498)	(44,920)

Changes in operating assets and liabilities:

Accounts receivable	(6,076)	(5,448)	(530)	1,456

Inventories	192	(429)	600	(272)

Other current assets	747	612	(1,167)	62

Other long-term assets	(99)	5	(41)	346

Accounts payable	(17)	(142)	88	(1,054)

Other current liabilities	1,033	1,328	(260)	(624)

Other long-term liabilities	(580)	267	14	1,599

Net cash from operations	8,464	6,849	33,325	29,668

Financing

Proceeds from issuance of short-term debt, maturities of 90 days or less, net	6,714	3,259	7,195	4,481

Proceeds from issuance of debt	610	0	13,884	10,680

Repayments of debt	(25)	0	(2,796)	(1,500)

Common stock issued	173	151	668	634

Common stock repurchased	(3,677)	(4,279)	(15,969)	(14,443)

Common stock cash dividends paid	(2,821)	(2,496)	(11,006)	(9,882)

Other	(3)	(239)	(369)	362

Net cash from (used in) financing	971	(3,604)	(8,393)	(9,668)

Investing
Additions to property and equipment	(2,655)	(1,781)	(8,343)	(5,944)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(63)	(626)	(1,393)	(3,723)

Purchases of investments	(30,097)	(25,259)	(129,758)	(98,729)

Maturities of investments	5,825	5,370	22,054	15,013

Sales of investments	16,995	17,232	93,287	70,848

Securities lending payable	(78)	(3)	203	(466)

Net cash used in investing	(10,073)	(5,067)	(23,950)	(23,001)

Effect of foreign exchange rates on cash and cash equivalents	(22)	3	(67)	(73)

Net change in cash and cash equivalents	(660)	(1,819)	915	(3,074)

Cash and cash equivalents, beginning of period	7,170	7,414	5,595	8,669

Cash and cash equivalents, end of period	$6,510	$5,595	$6,510	$5,595

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015

Revenue

Productivity and Business Processes	$6,969	$6,661	$26,487	$26,430

Intelligent Cloud	6,711	6,296	25,042	23,715

More Personal Computing	8,897	9,243	40,460	43,160

Corporate and Other	(1,963)	(20)	(6,669)	275

Total revenue	$20,614	$22,180	$85,320	$93,580

Operating income (loss)

Productivity and Business Processes	$3,000	$3,167	$12,461	$13,359

Intelligent Cloud	2,190	2,633	9,358	9,871

More Personal Computing	964	605	6,142	4,667

Corporate and Other	(3,074)	(8,458)	(7,779)	(9,736)

Total operating income (loss)	$3,080	$(2,053)	$20,182	$18,161

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue was $20.6 billion, down 7% year-over-year. The decrease in revenue was primarily driven by the net revenue deferral from Windows 10 of $2.0 billion. Windows 10 revenue is primarily recognized upfront in the More Personal Computing segment, and the deferral and subsequent recognition of revenue is reflected in Corporate and Other. Revenue included an unfavorable foreign currency impact of approximately $596 million or 3%. Non-GAAP revenue was $22.6 billion, up 2% year-over-year, including an adjustment for the net revenue deferral from Windows 10.

Gross margin was $12.6 billion, down 14% year-over-year. The decrease in gross margin was driven by the net revenue deferral from Windows 10 and an increase in cost of revenue. Cost of revenue was $8.0 billion, up 7% year-over-year, mainly due to growth in commercial cloud and search advertising, offset in part by lower phone sales, driven by the change in strategy for the phone business. Gross margin included an unfavorable foreign currency impact of approximately $573 million or 4%.

Operating income was $3.1 billion, compared to operating loss of $2.1 billion in the prior year. Current year operating income was negatively impacted by the net revenue deferral from Windows 10 and impairment, integration, and restructuring expenses of $1.1 billion. Prior year operating loss was negatively impacted by impairment, integration, and restructuring expenses of $8.4 billion. Non-GAAP operating income was $6.2 billion, down 3% year-over-year, including adjustments for the net revenue deferral from Windows 10 and impairment, integration, and restructuring expenses.

Diluted earnings per share (“EPS”) was $0.39, compared to $(0.40) in the prior year. Current year diluted EPS was negatively impacted by the net revenue deferral from Windows 10 and impairment, integration, and restructuring expenses, which resulted in a decrease to diluted EPS of $0.30. Prior year diluted EPS was negatively impacted by impairment, integration, and restructuring expenses, which resulted in a decrease to diluted EPS of $1.02. Non-GAAP EPS was $0.69, and grew 11% year-over-year, including adjustments for the net revenue deferral from Windows 10 and impairment, integration, and restructuring expenses.

SEGMENT INFORMATION

Productivity and Business Processes

Productivity and Business Processes revenue increased $308 million or 5%, primarily due to higher revenue from Office. Revenue included an unfavorable foreign currency impact of approximately 3%.

•	Office Commercial revenue increased $249 million or 5%, driven by higher revenue from Office 365 commercial, mainly due to growth in subscribers, offset in part by lower volume licensing revenue, reflecting a continued shift to Office 365 commercial. Revenue included an unfavorable foreign currency impact of approximately 4%.

•	Office Consumer revenue increased $124 million or 19%, driven by higher revenue from Office 365 consumer, mainly due to growth in subscribers.

•	Dynamics revenue increased 6%, mainly due to higher revenue from Dynamics CRM Online, driven by seat growth.

Productivity and Business Processes operating income decreased $167 million or 5%, driven by higher operating expenses. Operating expenses increased $155 million or 6%, mainly due to higher sales and marketing expenses, driven by increased investments in cloud sales programs. Gross margin decreased slightly, primarily due to higher cost of revenue, driven by an increased mix of cloud offerings, offset in part by higher revenue. Gross margin included an unfavorable foreign currency impact of approximately 4%.

Intelligent Cloud

Intelligent Cloud revenue increased $415 million or 7%, mainly due to higher revenue from server products and cloud services and Enterprise Services. Revenue included an unfavorable foreign currency impact of approximately 3%.

•	Server products and cloud services revenue grew $253 million or 5%, driven by Azure revenue growth of 102%. Revenue included an unfavorable foreign currency impact of approximately 3%.

•	Enterprise Services revenue grew $159 million or 12%, driven by growth in Premier Support Services. Revenue included an unfavorable foreign currency impact of approximately 2%.

Intelligent Cloud operating income decreased $443 million or 17%, primarily due to higher operating expenses. Operating expenses increased $471 million or 22%, mainly due to higher research and development expenses and sales and marketing expenses, driven by strategic investments and acquisitions to drive cloud sales capacity and innovation. Gross margin increased slightly, mainly due to higher revenue, offset in part by higher cost of revenue, driven by an increased mix of cloud offerings. Gross margin included an unfavorable foreign currency impact of approximately 4%.

More Personal Computing

More Personal Computing revenue decreased $346 million or 4%, mainly due to lower revenue from Devices and Gaming, offset in part by higher revenue from search advertising and Windows. Revenue included an unfavorable foreign currency impact of approximately 2%.

•	Devices revenue decreased $782 million or 35%, mainly due to lower revenue from phones, driven by the change in strategy for the phone business, offset in part by higher Surface revenue. Phone revenue decreased $870 million or 71%, driven by a reduction in volume of phones sold. Surface revenue increased $76 million or 9%, primarily driven by the release of Surface Pro 4 and Surface Book in the second quarter of fiscal year 2016, offset in part by a decline in revenue from Surface Pro 3 and Surface 3.

•	Gaming revenue decreased $152 million or 9%, primarily due to lower Xbox hardware revenue, offset in part by higher revenue from Xbox Live. Xbox hardware revenue decreased 33%, mainly due to a decline in consoles sold and lower prices of consoles sold. Xbox Live revenue increased 4%, driven by higher volume of transactions and revenue per transaction.

•	Search advertising revenue increased $514 million or 54%. Search advertising revenue, excluding traffic acquisition costs, increased 16%, primarily driven by growth in Bing, due to higher revenue per search and higher search volume.

•	Windows revenue increased slightly, mainly due to higher revenue from Windows OEM, offset in part by lower revenue from patent licensing. Windows OEM revenue increased 11%. Windows OEM non-Pro revenue grew 27%, outperforming the consumer PC market, driven by a higher mix of premium licenses sold. Windows OEM Pro revenue grew 2%, reflecting a stabilizing commercial PC market and a higher mix of business PCs sold with Windows Pro. Patent licensing revenue decreased 21%, due to a decline in licensed units and license revenue per unit. Windows revenue included an unfavorable foreign currency impact of approximately 3%.

More Personal Computing operating income increased $359 million or 59%, primarily due to lower operating expenses, offset in part by lower gross margin. Operating expenses decreased $508 million or 13%, mainly due to lower sales and marketing expenses and research and development expenses, driven by a reduction in phone expenses and the transition of our display sales responsibility. Gross margin decreased $149 million or 3%, reflecting lower revenue, offset in part by a reduction in cost of revenue. The decline in cost of revenue was driven by a reduction in phone sales, offset in part by higher search advertising cost of revenue. Gross margin included an unfavorable foreign currency impact of approximately 3%.

EXPENSES

•	Research and development expenses increased $52 million or 2%, primarily due to increased investment in our cloud platform, including headcount-related expenses, offset in part by a reduction in phone expenses, driven by the change in strategy for the phone business.

•	Sales and marketing expenses increased $37 million or 1%, primarily due to increased investment in commercial cloud and search advertising, offset in part by a reduction in phone expenses.

•	General and administrative expenses increased $29 million or 2%, primarily due to increased investment in infrastructure supporting our business transformation, offset in part by lower business taxes.

•	Impairment, integration, and restructuring expenses were $1.1 billion, compared to $8.4 billion in the prior year. During the fourth quarter of fiscal year 2016, we recorded $630 million of asset impairment charges which reflected the performance of our phone business, and $480 million of restructuring charges primarily related to our previously announced phone business restructuring plans. During the fourth quarter of fiscal year 2015, we recorded $7.5 billion of goodwill and asset impairment charges related to our phone business, and $940 million of integration and restructuring expenses primarily related to our phone business restructuring plans.

INCOME TAXES

The effective tax rate was 7% for the current quarter, compared to (82)% in the prior year. The current quarter effective tax rate reflected a favorable mix of our income between the U.S. and foreign countries, as well as benefits associated with distributions from foreign affiliates. The prior year effective tax rate reflected impairment charges that were not tax deductible. The Non-GAAP effective tax rate for the current quarter was 15%, including adjustments for the net revenue deferral from Windows 10 and restructuring and related impairment charges as discussed above.

OTHER INCOME, NET

Other income, net decreased $30 million, primarily driven by net gains on foreign currency in the prior year, offset by higher net gains recognized on sales of investments in the current year.